        Exhibit 2.1

SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 10, 2026 by and between Porch Insurance Reciprocal Exchange, a Texas unincorporated reciprocal inter-insurance exchange (“Seller”), and Porticus Reinsurance Ltd., a Cayman Islands captive reinsurance company (“Purchaser”).
WHEREAS, Purchaser is a wholly owned indirect subsidiary of the Porch Group, Inc., a Delaware corporation (the “Company”).
WHEREAS, pursuant to an Attorney-In-Fact Agreement, dated as of January 1, 2025 (the “AIF Agreement”), Seller is fully managed and operated by Porch Risk Management Services, LLC, as attorney-in-fact (“PRMS”), which is a wholly owned indirect subsidiary of the Company.
WHEREAS, pursuant to the AIF Agreement, PRMS acts on behalf of Seller to, among other things, provide critical services such as underwriting, policy renewal, risk and portfolio management, financial oversight, and investment guideline setting.
WHEREAS, Seller currently holds 18,312,208 shares of Common Stock of the Company, par value $0.0001 per share, which were previously issued by the Company to Homeowners of America Insurance Company and subsequently transferred to Seller in connection with the transactions associated with the formation of the Seller and following Texas Department of Insurance (“TDI”) approval.
WHEREAS, Seller desires to sell and transfer to Purchaser, and Purchaser desires to purchase from Seller, 2,092,050 shares of the Common Stock of the Company (the “Shares”) at a price per share of $7.17, which reflects the closing price of the Common Stock of the Company on the Nasdaq Stock Market LLC as March 31, 2026, the date Seller and Purchaser received the necessary corporate approvals to enter into this Agreement.
WHEREAS, after due consideration, evaluation and deliberation, (i) the board of directors of the Company has determined that the purchase of the Shares is fair to and in the best interests of the Company and its stockholders, (ii) the board of directors of Purchaser has determined that the purchase of the Shares is fair to and in the best interests of Purchaser and its sole stockholder, and (ii) the Subscribers’ Advisory Committee of Seller has determined that the sale of the Shares is fair to and in the best interests of Seller and its subscribers.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.SALE AND PURCHASE OF SHARES. Subject to the terms and conditions of this Agreement and any and all other documents contemplated hereby, at the Closing, defined below, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Shares at an aggregate purchase price of $14,999,998.50 (the “Purchase Price”), free and clear of all liens, claims, encumbrances, mortgages, security interests, pledges or other restrictions or charges of any kind or nature whatsoever except as set forth in this Agreement.
2.CLOSING
2.1Closing. The purchase and sale of the Shares (the “Closing”) shall take place at such time and place as Seller and Purchaser mutually agree upon (the “Closing Date”), assuming satisfaction or waiver (by the applicable party) of the conditions set forth in this Section 2. On the Closing Date, Seller shall instruct and deliver to Continental Stock Transfer and Trust Company, the Company’s transfer agent (the “Transfer Agent”), such instruments of transfer and other documentation as the Transfer Agent may reasonably require to register the transfer of the Shares on the books of the Company in the name of Purchaser, and shall cause the Transfer Agent to effect such transfer as soon as reasonably practicable after on or after the Closing Date, but no later than three (3) business days after the Closing Date. As soon as reasonably practicable on or after the Closing Date, but no later than three (3) business days after the Closing Date, Purchaser shall deliver to Seller the Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller to Purchaser. Notwithstanding the foregoing, the Closing shall be deemed effective as of the Closing Date.
2.2Closing Conditions.
2.2.1Deliveries by Purchaser. The obligation of Seller to sell, transfer and assign the Shares to Purchaser hereunder is subject to the satisfaction of the following conditions as of the Closing Date:
i.the representations and warranties of Purchaser in Section 3 hereof shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of such date, except to the extent that any such representation or warranty expressly speaks as of a specified date, in which case such representation or warranty shall be true and correct as of such specified date;
ii.Purchaser shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and
iii.Purchaser shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the transactions contemplated herein, including requisite approvals of the Cayman Islands Monetary Authority.
2.2.2Deliveries by Seller. The obligation of Purchaser to purchase the Shares from Seller is subject to the satisfaction of the following conditions as of the Closing Date:
i.the representations and warranties of Seller in Section 4 hereof shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of such date, except to the extent that any such representation or warranty expressly speaks as of a specified date, in which case such representation or warranty shall be true and correct as of such specified date;

ii.Seller shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and
iii.Seller shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the transactions contemplated herein, including requisite approvals of the TDI.
3.REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller as to itself as follows as of the date hereof:
3.1Authority. Purchaser has full legal right, power and authority to enter into and perform Purchaser’s obligations under this Agreement. Assuming the due authorization, execution and delivery by Seller and the Company, this Agreement will constitute a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
3.2Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by Purchaser of this Agreement will not conflict with or result in a breach of (i) any provision of its organizational or governing documents; (ii) any provision of any contract, agreement or instrument to which it is a party or by which it is bound; and (iii) any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or governmental authority applicable to Purchaser or violate any provision of any statute or other rule or regulation of any governmental authority applicable to Purchaser.
3.3Purchase for Own Account for Investment. Purchaser is purchasing the Shares for Purchaser’s own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution of the Shares within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Purchaser has no present intention of selling or otherwise disposing of all or any portion of the Shares.
3.4Accredited Investor. Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
3.5Restrictions on Transfer. Purchaser can bear the economic risk of the investment in the Shares for an indefinite period of time and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares. Purchaser understands that the Shares delivered to Purchaser following the Closing will be “restricted securities” under the Securities Act and regulations promulgated thereunder inasmuch as they are being acquired from Seller in a transaction not involving a public offering and that under such laws and applicable regulations such Shares may not be sold other than in a transaction that has been registered under the Securities Act or that is exempt from such registration requirements. Purchaser understands that any certificate or book entry records evidencing the Shares shall bear or contain a customary restrictive legend to such effect and any legend required by the laws of any other applicable jurisdiction.
3.6Approvals and Consents.  The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated hereby, including the transfer of the Shares, will not require any consent, approval or authorization of, or declaration, filing or registration with, any person or entity, except as required under Section 2.2.1(iii) of this Agreement.
4.REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Purchaser as follows as of the date hereof:
4.1Authority. Seller has full legal right, power and authority to enter into and perform Seller’s obligations under this Agreement. Assuming the due authorization, execution and delivery by Purchaser and the Company, this Agreement will constitute a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
4.2Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by Seller of this Agreement will not conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or governmental authority applicable to Seller or violate any provision of any statute or other rule or regulation of any governmental authority applicable to Seller.
4.3Private Offering. Seller has not offered the Shares for sale to, or solicited any offer to buy the Shares from, any person other than Purchaser, who has been offered the Shares at a private sale for investment. Neither Seller nor anyone acting on its behalf has taken, or will take, any action that would subject the sale of the Shares to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any blue sky laws of any applicable jurisdiction.
4.4No General Solicitation. At no time has Seller, directly or indirectly, including without limitation through a broker or finder, presented Purchaser or any other party with or solicited Purchaser or any other party through any form of general advertisement or solicitation in connection with the transfer of the Shares.
4.5Title to Shares. Seller has good and valid marketable title to the Shares, free and clear of any encumbrances. Upon the sale and transfer of the Shares, and receipt of payment for the Shares, in accordance with the provisions of this Agreement, Purchaser will acquire good and valid marketable title to the Shares being acquired by Purchaser hereunder, free and clear of any encumbrances.
4.6Approvals and Consents. The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, including the transfer of the Shares, will not require any consent, approval or authorization of, or declaration, filing or registration with, any person or entity, except as required under Section 2.2.2(iii) of this Agreement.
4.7Access to Information and Experience. Seller acknowledges that Seller has received all the information Seller considers necessary or appropriate for deciding whether to enter into this Agreement.  Seller further represents that it had an opportunity to ask questions and receive full answers from the Company concerning, among other things, its business, financial condition, results of operations and any other information which Seller considers relevant or appropriate in connection with entering into this Agreement. Seller is capable of independently evaluating the merits and risks of the purchase by Purchaser and has independently, and without reliance upon Purchaser or any of its affiliates, and based on such information and the advice of such advisors as Seller has deemed appropriate, evaluated the merits and risks of selling the Shares on the terms set forth in this Agreement and made Seller’s own analysis and decision to enter into this Agreement. Seller acknowledges that neither Purchaser nor any of its affiliates is acting as a fiduciary or financial or investment adviser to Seller. Seller acknowledges as of the date of this Agreement that (a) Purchaser and the Company may later come into possession of information with respect to the Company after the date of this Agreement that is not known to Seller and that may be material to a decision to sell the Shares (“Material Sale Information”), (b) Seller has determined to sell the Shares notwithstanding the potential existence of such Material Sale Information and (c) neither Purchaser nor any of its affiliates shall have any obligation to disclose any Material Sale Information in the future to Seller. Seller acknowledges that the Shares may increase in value after the date hereof and that Seller shall not realize any upside potential with respect to the Shares following the sale. Seller understands that Purchaser and its affiliates are relying on the accuracy and truth of the foregoing representations in entering into this Agreement, and Seller hereby consents to such reliance.
5.GENERAL PROVISIONS.
5.1Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements, arrangements and understandings, both oral and written, among the parties hereto with respect to such subject matter.
5.2Amendment. This Agreement may not be amended or modified in any respect, except by the mutual written agreement of the parties hereto.
5.3No Third-Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm, corporation, partnership, association or other entity, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.
5.4Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
5.5Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.
5.6Applicable Law. This Agreement shall be governed by, and shall be construed, interpreted and enforced in accordance with, the laws of the State of Delaware.
5.7Further Assurances. Each of the parties hereto covenants and agrees to do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, any and all such further acts, instruments, papers and documents as may be necessary or reasonably requested by any other party to carry out and effectuate the intent and purposes of this Agreement.
[Signatures pages follow]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on the day and year first written above.

SELLER:

PORCH INSURANCE RECIPROCAL EXCHANGE

Porch Risk Management Services LLC, as attorney-in-fact for Porch Insurance Reciprocal Exchange

By: /s/ Efram Ware
Name: Efram Ware
Title: President, Porch Risk Management Services LLC

PURCHASER:

PORTICUS REINSURANCE LTD.

Authorized Representative
Aon Insurance Managers (Cayman) Ltd.
as Insurance Manager for
Porticus Reinsurance Ltd.

By: /s/ Marie Brennan
Name: Marie Brennan

By: /s/ Daniel Fortune
Name: Daniel Fortune